FCI Letterhead

                                  NEWS RELEASE
                                  ------------

                                  JUNE 5, 2000

     TYCO ELECTRONICS CONVERTS ITS FIBERCORE INTERESTS ENTIRELY INTO EQUITY

CHARLTON, MA-- (June 5).

FiberCore (OTC-BB: FBCE), a leading manufacturer of optical fiber and preform for the telecommunication and data communications market, today announced that it has signed a multi-purpose agreement with Tyco Electronics Corporation, a unit of Tyco International Ltd. (NYSE:TYC; LSE:TYI; DSX:TYC).

Under the agreement, Tyco Electronics will exercise its warrants and convert all convertible notes and debt instruments of FiberCore held by Tyco Electronics to common stock of FiberCore and terminate its shareholder voting agreement in favor of a two year standstill agreement by Tyco Electronics. The agreement also provides for possible future sales support arrangements and for exploring the possibility for technology collaboration between FiberCore and Tyco Electronics.

Specifically, Tyco Electronics converted approximately $2.46 million into 3.4 million shares pursuant to the terms of its convertible note issued in April 1995. Pursuant to an early exercise of its warrants, issued in November 1996, Tyco Electronics purchased approximately 2.8 million shares for $2 million. In addition, Tyco Electronics converted the $4.13 million balance of its term loan into approximately 1.03 million shares of FiberCore and released its liens on all collateral.

For more information about the Company, its products, or shareholder information please visit our Website at HTTP:\\WWW.FIBERCOREUSA.COM or contact us at: Phone
- (508) 248-3900 or by FAX - (508) 248-5588, eFax (603) 250-5369 or E-Mail
FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; ability to obtain required financing; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; ability to obtain required financing; dependence on a single manufacturing facility; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.